EMPLOYEE LEASE AGREEMENT

This Employee Lease Agreement (the "Agreement") is entered into as of August 20, 1998, by and between Gottschalks Inc., a Delaware corporation ("Recipient"), and The Harris Company, a California corporation
("Provider").

R E C I T A L S

WHEREAS, Recipient and Provider are parties to an Asset
Purchase Agreement (the "Purchase Agreement") pursuant to which Recipient will acquire substantially all of the assets of Provider's department store business.
WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the Closing (as defined in the Purchase Agreement).

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

1. Transition Services.  The Provider shall provide the
Recipient with the services of the Provider's employees named on Exhibit A (the "Employees") which exhibit is attached hereto and made a part hereof. The services to be provided by each of the Employees shall also be set forth on Exhibit A. The Provider shall use its best efforts to assure that each Employee performs such services in the same manner that such Employee performed such services prior to the Closing Date (as defined in the Purchase Agreement), except as such services may be modified by the Recipient. Recipient shall provide written notice to the Provider (with a copy to the affected Employee) of any such modification.

2. Term. The Provider shall provide the services of each of the Employees to the Recipient for a term commencing at the Closing Date and ending with respect to each of the Employees as of a date to be determined by the Recipient (the "Termination Date"). The
Recipient shall provide written notice to the Provider
(with a copy to the affected Employee) of each Employee's Termination Date at least three days prior to the Termination Date for the relevant Employee. In no event shall any Termination Date be more than ninety days after the Closing Date. The Provider shall use its best efforts to retain the services of each Employee until his or her Termination Date.

3. Benefits. Unless otherwise requested by Recipient, the Provider shall furnish and keep in full force and effect with respect to each Employee (and, with respect to group health insurance, his or her eligible dependents) from the Closing Date until the Employee's
Termination Date such group health, disability and life insurance, vacation, holiday and sick pay policies, workers' compensation insurance, 401(k) savings plan, general liability insurance and, with respect to any Employee who was an officer of the Provider immediately prior to the Closing, such car allowance as was in effect with respect to such Employee immediately prior to the Closing Date.

4. Service Fee.  The Recipient shall pay to the
Provider for each payroll period the amount set forth in Exhibit A for each Employee who has not reached his or her Termination Date (the "Fee"). The Recipient may issue a single check covering the Fee for all of the Employees for a payroll period. The amount set forth on Exhibit A for each of the Employees shall be limited to the following items (the "Reimbursable Expenses") with respect to each of the Employees:

(a) his or her salary for the payroll period;

(b) the Provider's share of the Employee's payroll taxes;

(c) any costs incurred by the Provider for the payroll period to provide the Employee with the benefits set forth in Section 3 of this Agreement; and

(d) any reasonable and necessary costs incurred by the Provider for the payroll period to administer this Agreement including but not limited to payroll processing costs for the Employees (but excluding any personnel costs of Provider of employees whose services are not provided to Recipient hereunder).
The Fee may be prorated for any payroll period in which an Employee's services are not provided to the Recipient for a full payroll period. For any payroll period which includes an Employee's final date of employment with the Provider, the Fee shall also include any accrued vacation pay of such Employee attributable to the term of this Agreement.

5. Billing and Payment. The Provider shall receive payment of the Fee for each payroll period at its office no later than three days before the date on which payroll checks are to be distributed to the Employees. The Provider shall provide to the Recipient immediately following the distribution of payroll checks a record of the exact amounts paid by the Provider for the Reimbursable Expenses for the applicable payroll period. If the amount actually paid by the Provider for a particular payroll period for the Reimbursable Expenses differs from the Fee paid to the Provider by the Recipient for that payroll period, the Recipient shall make the appropriate adjustment in the payment of the Fee for the following payroll period.
If at the end of the final payroll period in which this Agreement is in effect, the aggregate amount of Fees paid by the Recipient to the Provider differs from the aggregate amount of Reimbursable Expenses paid by the Provider, any excess amount received by the Provider shall be promptly refunded to the Recipient or any amount due the Provider shall be promptly paid to the Provider.

6. Independent Contractor Status. The parties acknowledge that Provider is an independent contractor of the Recipient and that all of the Employees are employees of Provider only. Notwithstanding the foregoing, Recipient may offer any Employee employment with the Recipient commencing immediately following the Employee's Termination Date. The Provider shall not represent itself as having any relationship to the Recipient other than that of an independent contractor for the limited purposes described in this Agreement.
During the term of this Agreement and upon each Employee's Termination Date, the Provider shall comply with all federal, state and local laws applicable to its employment of the Employees, including but not limited to the continuation of medical coverage requirements of federal law. The Provider shall be responsible for the payment of all salaries, federal, state and local payroll taxes and all benefits described in Section 3 for and on behalf of the Employees.

7. Severance Obligations. Each of the Employees who continues to be employed by the Provider and provide services to the Recipient pursuant to this Agreement from the Closing Date until his Termination Date shall be entitled to receive severance pay from the Provider in accordance with the Provider's severance pay policy in effect immediately prior to the Closing Date.
Amounts paid to the Employees pursuant to the preceding sentence shall be treated as "Severance Amounts" for purposes of applying the provisions of Section 8.4(c) of the Purchase Agreement.

8. Indemnification.

(a) Recipient shall indemnify and hold the Provider harmless for any penalty, claim, liability, deficiency, damages, loss or litigation costs (including without limitation reasonable attorneys' fees) arising from:
(i) the performance by Provider of its obligations under this Agreement in accordance with its terms; (ii) the performance of services by the Employees in accordance with this Agreement; (iii) any act, incident or injury (other than a failure described in Section
8(b) below) arising out of and relating to the performance of services in accordance with this Agreement; and (iv) Recipient's failure to fulfill its obligations under this Agreement.

(b) Provider shall indemnify and hold the Recipient harmless for any penalty, claim, liability, deficiency, damages, loss or litigation costs (including without limitation reasonable attorneys' fees) arising from the Provider's failure to fulfill its obligations under this Agreement.

9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given upon delivery in person or by telecopier or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(a) If to Recipient:
     Gottschalks Inc.
     7 River Park Place
     Fresno, CA 93720
     Attention:  General Counsel

(b) If to Provider:
     The Harris Company
     c/o El Corte Ingels, S.A.
     Hermosilla, 112
     28009 Madrid, SPAIN
     Attention:  Jorge Pont

10. Counterparts. This Agreement may be executed in any number of separate counterparts signed by one or more of the parties hereto, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

11. Binding Effect; Assignability. This Agreement shall be binding on and inure solely to the benefit of the parties hereto, their respective successors and permitted assigns, and is not intended to create rights for any third party. This Agreement and the rights and obligations hereunder may not be assigned by either party hereto, whether by operation of law or otherwise, without the written consent of the other party and any such attempt at assignment shall be void and unenforceable.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California, except to the extent that such laws are preempted by federal law.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of the parties relating thereto.

14. Modification and Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of such termination, amendment, supplement, waiver or modification is sought. No failure on the part of either party to exercise, no delay in exercising, no partial exercise of, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof.

15. Dispute Resolution.  The provisions of sections
13.1, 13.3 and 13.4 of the Purchase Agreement are incorporated by references herein as if set forth in full herein.

16. Severability. Every section, paragraph, clause and subclause of this Agreement shall as far as possible be deemed to be severable from every other section, paragraph, clause and subclause. If for any reason any such section, paragraph, clause or subclause is held by a court of competent jurisdiction or a competent administrative body to be illegal, unlawful, void, voidable, invalid or unenforceable, then (i) such holding shall not (unless it expressly provides to the contrary) render illegal, unlawful, void, voidable, invalid or unenforceable any other such section, paragraph, clause or subclause, and (ii) the parties hereby agree to negotiate in good faith to replace the section, paragraph, clause or subclause that is the subject matter of the holding with a similar but permissible provision.

17. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have signed this
Agreement on the date first set forth above.
                         GOTTSCHALKS INC.
                         /S/ JAMES FAMALETTE


                         THE HARRIS COMPANY
                         /S/ LEOPOLDO DEL NOGAL
                         /S/ THOMAS MCPETERS